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                                                                    EXHIBIT 11.1


                   CALCULATION OF PRO FORMA NET LOSS PER SHARE

                                                                       Three months ended
                                                                            March 31,
                                                                 --------------------------------
                                                                     1997                1996
                                                                 ------------         -----------
Weighted Average Common and Common Equivalent Shares:
  Series A Preferred Stock                                                 --           1,919,307
  Series B Preferred Stock                                                 --           3,114,426
  Common Stock                                                     10,067,113           1,745,667
  Common Stock Options                                                     --             883,710
  Warrants                                                                 --               4,133
                                                                 ------------         -----------
                                                                   10,067,113         $ 7,667,243
                                                                 ============         ===========

Net Loss                                                         $ (1,645,000)        $(2,850,000)
                                                                 ============         ===========

Pro Forma net loss per common and common equivalent share        $      (0.16)        $     (0.37)
                                                                 ============         ===========


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